EXHIBIT 8(B)
                           HARRIS INSIGHT FUNDS TRUST
                           60 STATE STREET, SUITE 1300
                                BOSTON, MA 02109

                                                               January 21, 1997

PNC Bank, N.A.
Broad & Chestnut Streets
Philadelphia, Pennsylvania  19103


To Whom It May Concern:

         Reference is made to the Custodian Services Agreement between Harris Insight Funds Trust and PNC Bank, N.A. ("PNC") dated February 23, 1996 (the "Agreement").

         This writing is to provide notice of the addition of a new series, Harris Insight Small-Cap Value Fund ("Small-Cap Value Fund") under the Trust. Small-Cap Value Fund is to be considered a Fund pursuant to the Agreement and shall be subject to the terms set forth thereunder. PNC shall be compensated for services rendered under the Agreement as is consistent with the Fee Letter Agreement dated July 1, 1996.

         Harris Insight Funds Trust requests that you act as Custodian with respect to Small-Cap Value Fund while continuing to act as Custodian on behalf of the other Funds of the Trust.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.


                                                     Sincerely,


                                                     Harris Insight Funds Trust

                                                     /s/ Richard W. Ingram
                                                     --------------------------
                                                     Richard W. Ingram
                                                     President
Accepted:         PNC Bank, N.A.

                  /s/ Thomas J. Ryan
                  -----------------------
                  By: Thomas J. Ryan